Exhibit 10.3

IRREVOCABLE WAIVER OF AMERICAN INTERNATIONAL GROUP, INC.
PURSUANT TO SEPARATION AGREEMENT

Reference is made to the Separation Agreement, dated as of September 14, 2022 (the “Agreement”) and amended as of May 16, 2024 between American International Group, Inc. (“AIG”) and Corebridge Financial, Inc. (“CRBG”). All capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

WHEREAS, pursuant to Section 4.1(e)(ii) of the Agreement, after the Majority Holder Date and until the Fourth Threshold Date, AIG shall have the right to include on each Corebridge Slate a number of Directors equal to the product of: (x) the total number of Directors entitled to serve on the Corebridge Board multiplied by (y) the quotient obtained by dividing (A) the number of shares of Common Stock beneficially owned by AIG by (B) the total number of shares of Common Stock outstanding, rounded up to the nearest whole number (the “Director Formula”);

WHEREAS, in the event that the application of the Director Formula should result in AIG being entitled under the Agreement to include a majority of the Directors on the Corebridge Slate, AIG wishes to irrevocably waive its right under the Agreement to include on a Corebridge Slate the number of Directors equal to the difference between: (x) the number of Directors to which AIG is entitled under the Agreement to include on such Corebridge Slate and (y) the maximum number of Directors that AIG may include on such Corebridge Slate without including the majority of the Directors on such Corebridge Slate and

WHEREAS, pursuant to Section 11.7 of the Agreement, a provision of the Agreement may only be waived by a written instrument signed by the Party waiving a right under the Agreement.

NOW, THEREFORE,

1.In the event that the application of the Director Formula should result in AIG being entitled under the Agreement to include a majority of the Directors on a Corebridge Slate, AIG hereby irrevocably waives its right under the Agreement to include on such Corebridge Slate the number of Directors equal to the difference between: (x) the number of Directors to which AIG is entitled under the Agreement to include on such Corebridge Slate and (y) the maximum number of Directors that AIG may include on such Corebridge Slate without including the majority of the Directors on such Corebridge Slate. As an example, if the Corebridge Slate consists of thirteen Directors and the application of the Director Formula would result in AIG being entitled under the Agreement to include seven Directors on the Corebridge Slate, AIG irrevocably waives its right to include one of the seven Directors on the Corebridge Slate and retains its right under the Agreement to include six of the seven Directors on the Corebridge Slate.

2.Except as otherwise expressly provided herein, all of the terms, agreements and conditions of the Agreement remain unwaived and unchanged and continue in full force and effect. This Irrevocable Waiver is limited precisely as written and shall not be deemed to be a waiver of any other term, agreement or condition of the Agreement or any of the documents referred to therein or any consent to any other action.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Waiver as of June 9, 2024.

AMERICAN INTERNATIONAL GROUP, INC.

By: /s/ Peter Zaffino
Peter Zaffino, Chairman & CEO